Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 2

Dated as of March 4, 2009

to

CREDIT AGREEMENT

Dated as of June 19, 2007

                    THIS AMENDMENT NO. 2 (“Amendment”) is made as of March 4, 2009 by and among Tennant Company (the “Company”), the subsidiaries of the Company listed on the signature pages hereof, the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, National Association (“JPMorgan”), as Administrative Agent (the “Administrative Agent”), under that certain Credit Agreement dated as of June 19, 2007 by and among the Borrowers, the Lenders and the Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

                    WHEREAS, the Company has requested that the Lenders and the Administrative Agent agree to certain amendments to the Credit Agreement;

                    WHEREAS, the Lenders party hereto and the Administrative Agent have agreed to such amendments on the terms and conditions set forth herein;

                    NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Lenders party hereto and the Administrative Agent have agreed to enter into this Amendment.

                    1.          Amendments to Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

                    (a)        In addition to acting as Administrative Agent, JPMorgan is appointed and authorized to act as Collateral Agent under the Credit Agreement and the other Loan Documents as further described in the following amendments.

                    (b)        Article I of the Credit Agreement is amended to delete the following definitions therein in their entirety: “Attributable Receivables Indebtedness”, “Permitted Receivables Facility”, “Permitted Receivables Facility Assets”, “Permitted Receivables Facility Documents”, “Permitted Receivables Related Assets”, “Receivables”, “Receivables Entity”, “Receivables Seller”, and “Standard Securitization Undertaking”,

                    (c)        The definition of “Affected Foreign Subsidiary” appearing in Article I of the Credit Agreement is amended to add the phrase “or Financial Assistance Problem” immediately following the words “Deemed Dividend Problem” appearing therein.

                    (d)        The definition of “Consolidated EBITDA” appearing in Article I of the Credit

Agreement is amended to (i) change existing clauses (vi) and (vii) thereof to clauses (viii) and (ix), respectively, (ii) delete the phrase “extraordinary non-cash gains realized other than in the ordinary course of business” appearing in new clause (ix) thereof and to replace such phrase with the phrase “all non-cash gains and income” and (iii) delete clause (v) thereof and to replace such clause (v) with the following:

          (v) all non-cash losses, charges or expenses (including to the extent related to impairment of goodwill), (vi) cash restructuring charges of no more than $15,000,000 to the extent incurred in the Company’s fiscal quarter ending on or about December 31, 2008, (vii) additional cash restructuring charges, expenses or losses not to exceed $3,000,000 to the extent incurred in the Company’s fiscal year ending on or about December 31, 2009

                    (e)      The definition of “Indebtedness” appearing in Article I of the Credit Agreement is amended to (i) add the phrase “(calculated after giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement or other agreement were terminated” immediately following the words “any similar type of agreement” appearing in clause (k) thereof and (ii) delete clause (l) thereof and to replace such clause (l) with the following: (l) [Intentionally Omitted].

                    (f)      The definition of “Permitted Acquisition” appearing in Article I of the Credit Agreement is amended to (i) delete the word “and” immediately preceding clause (e) thereof and insert a comma in place thereof and (ii) add a new clause (f) immediately following clause (e) as follows:

          and (f) the aggregate consideration paid during any fiscal year in respect of each such acquisition occurring from and after February 27, 2009, when taken together with the aggregate consideration paid during such fiscal year in respect of all other acquisitions occurring from and after February 27, 2009, does not exceed the Applicable Acquisition Basket.

                    (g)      The definition of “Pledge Agreements” appearing in Article I of the Credit Agreement is amended to (i) add the words “and Security” immediately following the words “that certain Pledge” appearing therein, (ii) add the phrase “, or pledge (if any) of other assets by,” immediately following the words “Equity Interests of” appearing therein and (iii) add the phrase “, security agreements” immediately following the words “share mortgages, charges” appearing therein.

                    (h)      Article I of the Credit Agreement is amended to add the following definitions thereto and, where applicable, replace the corresponding previously existing definitions:

          “Applicable Acquisition Basket” means, with respect to the making of any acquisition, (i) for the fiscal year of the Company ending on or about December 31, 2009, $2,000,000 and (ii) for any fiscal year of the Company ending on or about December 31, 2010 and each fiscal year thereafter, the greatest of (A) $2,000,000, (B) subject to the succeeding clause (C), $25,000,000, solely to the extent that the Leverage Ratio shall be less than, at the time thereof and after giving effect thereto (on a pro forma basis), 3.00 to 1.00 or (C) $50,000,000, solely to the extent that the Leverage Ratio shall be less than, at the time thereof and after giving effect thereto (on a pro forma basis), 2.50 to 1.00.

          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO

Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Agents” means the Administrative Agent and the Collateral Agent.

“Amendment No. 2 Effective Date” means March 4, 2009.

          “Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, any ABR Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurocurrency Spread	Facility Fee Rate	ABR Spread
Category 1:	< 1.75 to 1.00	2.20%	0.30%	1.20%
Category 2:	> 1.75 to 1.00 but < 2.50 to 1.00	2.60%	0.40%	1.60%
Category 3:	> 2.50 to 1.00 but < 3.25 to 1.00	2.75%	0.50%	1.75%
Category 4:	> 3.25 to 1.00	3.00%	0.50%	2.00%

For purposes of the foregoing,

                    (i) if at any time the Company fails to deliver the Financials on or before the date the Financials are due, Category 4 shall be deemed applicable for the period commencing five (5) Business Days after the required date of delivery and ending on the date which is five (5) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

                    (ii) adjustments, if any, to the Category then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

                    (iii) notwithstanding the foregoing, Category 4 shall be deemed to be applicable from the Amendment No. 2 Effective Date until the Administrative Agent’s receipt of the applicable Financials for the Company’s fiscal quarter ending on or about September 30, 2009 and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

          “China Facility Guaranty Obligations” means up to, but not in excess of, $2,000,000 (plus accrued interest thereon) constituting obligations guaranteed under that certain Continuing and Unconditional Guaranty dated as of August 23, 2007 by the Company in favor of the Holder of China Facility Guaranty Obligations (as the same may be amended or modified from time to time) in respect of certain indebtedness owed by Tennant Cleaning Systems and Equipment (Shanghai) Co., Ltd.

          “Collateral” means any and all property owned, leased or operated by a Person (including, without limitation, the Pledged Equity) covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Collateral Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations; provided however that “Collateral” shall not include Excluded Assets.

          “Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as Collateral Agent for the Secured Parties and any successor Collateral Agent appointed pursuant to the terms of the Intercreditor Agreement.

          “Collateral Documents” means, collectively, the Pledge Agreements and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Company or any of its Subsidiaries and delivered to the Collateral Agent.

          “Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

          “Consolidated Total Indebtedness” means at any time the sum, without duplication, of (a) the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries relating to the maximum drawing amount of all letters of credit outstanding and bankers acceptances and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Company or any of its Subsidiaries.

          “Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Company, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

          “Excluded Assets” means (i) motor vehicles and other assets subject to certificates of title; (ii) any equipment, lease, license, contract, instrument or agreement to which any Loan Party is a party, if and so long as the pledge of, or grant of a security interest in, such property would result in (A) a breach of applicable law or (B) a breach, termination or default under the terms of such lease, license, contract, instrument or agreement or any agreement to which such equipment is subject (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC); (iii) assets to the extent a security interest in such assets would result in a Deemed Dividend Problem or a Financial Assistance Problem; (iv) assets consisting of real property or interests in real property; (v) fixtures; (vi) assets of the Company or any Domestic Subsidiary located in Australia or Japan, (vii) those assets as to which the Collateral Agent, by notice to the Company, reasonably determines that the burden or cost of obtaining such a security interest, pledge or perfection thereof outweighs the benefit to the Secured Parties of the security to be afforded thereby and (viii) any lease of equipment by a Loan Party and equipment subject thereto which are conveyed to a third party in connection with the financing of such lease and equipment, to the extent such Indebtedness and any Lien on such lease and/or equipment is otherwise permitted under Sections 6.01 and 6.02.

          “Financial Assistance Problem” means, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Subsidiary Guarantor or to permit its Equity Interests or other assets from being pledged pursuant to a Pledge Agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Holder of China Facility Guaranty Obligations” means, to the extent the same is a Lender, Bank of America, N.A. (along with its subsidiaries and affiliates).

“Holders of Note Obligations” means the holders of the Note Obligations from time to time and shall include their respective successors, transferees and assigns.

          “Holders of Obligations” means the holders of the Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with the Credit Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Agreements and Banking Services entered into with such Person by the Company or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

          “Intercreditor Agreement” means an Intercreditor Agreement, if any, substantially in the form of Exhibit I hereto and entered into by and among the Administrative Agent, the Collateral Agent and the Holders of Note Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          “Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guaranty, the Collateral Documents (including without limitation, the Pledge Agreements), the Intercreditor Agreement, any promissory notes executed and delivered pursuant to Section 2.10(e) and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

“Note Obligations” means the Indebtedness and other obligations, if any, of the Company and its Subsidiaries under the Permitted Pro Rata Secured Financings.

          “Permitted Pro Rata Secured Financings” means those certain issuances of Indebtedness of the Company or any Domestic Subsidiary in compliance with Sections 2.11(c) and 6.01(j) pursuant to a privately placed note offering to institutional investors or other term loan financing from banks and/or institutional investors, in each case with a maturity date that is no earlier than the Maturity Date and otherwise pursuant to such terms and conditions as are approved by the Administrative Agent from time to time and in an aggregate cumulative principal amount not to exceed $80,000,000.

“Pledge Subsidiary” means (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary that is a Material Subsidiary.

          “Report” means reports prepared by either Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Company or any Subsidiary from information furnished by or on behalf of the Company or any of its Subsidiaries, after such Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by either Agent.

“Secured Obligations” means the Obligations, the China Facility Guaranty Obligations and the Note Obligations, if any.

“Secured Parties” means the Holders of Obligations, the Holder of China Facility Guaranty Obligations and the Holders of Note Obligations, if any.

          “Subsidiary Guarantor” means (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary that is a Material Subsidiary (other than Affected Foreign Subsidiaries). The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

                    (i)       Section 1.04 of the Credit Agreement is amended to add the following sentence at the end thereof:

          Notwithstanding the foregoing, for purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made, all to the extent the Company has agreed, pursuant to any Permitted Pro Rata Secured Financing, that such election shall be disregarded and determination of compliance with any financial covenants thereunder shall be made as if such election had not been made.

                    (j)       Section 2.06(b) of the Credit Agreement is amended to delete the amount “$25,000,000” appearing in clause (i) thereof and to replace such amount with the amount “$10,000,000”.

                    (k)      Section 2.09(b) of the Credit Agreement is amended to add the following sentence at the end thereof:

The Commitments shall also reduce in accordance with the terms of Section 2.11(c).

                    (l)       Section 2.11 of the Credit Agreement is amended to add the following as a new clause (c) thereof:

          (c)          In the event and on each occasion that the Company or any of its Subsidiaries enters into any Permitted Pro Rata Secured Financing, the Company shall, to the extent any Revolving Loans are then outstanding, immediately thereafter, prepay the Revolving Loans in an aggregate amount equal to 100% of such proceeds. All prepayments required under this Section 2.11(c) shall be accompanied by a concurrent, automatic, irrevocable reduction and partial termination of the Commitments, with such reduction and partial termination allocated ratably among the Lenders in proportion to their respective Applicable Percentages, in an amount equal to (i) 50% of the amount of the aggregate principal amount of all Permitted Pro Rata Secured Financings to the extent such aggregate principal amount is in excess of $25,000,000 and to the extent such amount does not exceed $35,000,000 plus, if applicable, (ii) 100% of such aggregate principal amount in excess of $35,000,000 (it being understood and agreed that no such reduction and partial termination of Commitments shall be required if the aggregate principal amount of all Permitted Pro Rata Secured Financings are $25,000,000 or less).

                    (m)     Section 2.13(a) of the Credit Agreement is amended to add the phrase “plus the Applicable Rate” immediately after each reference to “Alternate Base Rate” appearing therein.

                    (n)      Section 2.19(b) of the Credit Agreement is amended to delete the phrase “or if any Lender defaults in its obligation fund Loans hereunder” appearing therein and to replace such phrase with the phrase “or if any Lender is a Defaulting Lender”.

                    (o)      Section 2.20 of the Credit Agreement is amended to delete the amount “$100,000,000” appearing therein and to replace such amount with the amount “$50,000,000”.

                    (p)      Article II of the Credit Agreement is amended to add the following as new Section 2.24 thereto:

          SECTION 2.24. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

          (a)          if any Swingline Exposure or LC Exposure exists at the time a Lender is a Defaulting Lender, the Company shall within three Business Days following notice by the Administrative Agent (i) prepay such Swingline Exposure or, if agreed by the Swingline Lender, cash collateralize the Swingline Exposure of the Defaulting Lender on terms satisfactory to the Swingline Lender and (ii) cash collateralize such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.11 for so long as such LC Exposure is outstanding; and

          (b)          the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that cash collateral will be provided by the Company in accordance with Section 2.24(a).

                    (q)     Section 3.03 of the Credit Agreement is amended to delete the reference to “Pledge Agreements” appearing in clause (d) thereof and to replace such reference with “Loan Documents”.

                    (r)      Section 3.13 of the Credit Agreement is amended to delete the reference to “Borrower” appearing therein and to replace such reference with “Company”.

                    (s)      Article III of the Credit Agreement is amended to add the following as a new Section 3.15 thereto:

          SECTION 3.15. Security Interest in Collateral. The provisions of the Collateral Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and, subject to provisions of the UCC, having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law and (b) Liens perfected only by possession or control (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession or control of such Collateral.

                    (t)      Section 5.01 of the Credit Agreement is amended to (i) change clauses (c), (d), (e) and (f) thereof to new clauses (d), (e), (f) and (g), respectively, and (ii) add the following as a new clause (c) thereof:

          (c) within thirty (30) days after the end of each fiscal month of the Company following request by the Administrative Agent and Required Lenders to the Company to deliver the same, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                    (u)     Section 5.05 of the Credit Agreement is amended and restated in its entirety to read as follows:

          SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Company will furnish to the Administrative Agent, upon request of the Collateral Agent, information in reasonable detail as to the insurance so maintained. The Company shall deliver to the Collateral Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets and business interruption insurance policies naming the Collateral Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured. In the event the Company or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Collateral Agent, without waiving or releasing any obligations or resulting Default hereunder, may, following 3 Business Days notice to the Company, at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Collateral Agent deems advisable. All sums so disbursed by the Collateral Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Company will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

                    (v)     Section 5.06 of the Credit Agreement is amended and restated in its entirety to read as follows:

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by either Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Company acknowledges that either Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Company and its Subsidiaries’ assets for internal use by the Agents and the Lenders. At any time that either Agent reasonably requests, the Company and the Subsidiaries will provide such Agent with appraisals or updates thereof of their inventory and other assets from an appraiser selected and engaged by such Agent, and prepared on a basis reasonably satisfactory to such Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, only one such appraisal per calendar year shall be at the sole expense of the Company.

                    (w)    Section 5.09 of the Credit Agreement is amended and restated in its entirety to read as follows:

          SECTION 5.09. Subsidiary Guaranty. As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Subsidiary or any Subsidiary qualifies independently as, or is designated by the Company or the Administrative Agent as, a Subsidiary Guarantor pursuant to the definition of “Subsidiary Guarantor”, the Company shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary which also qualifies as a Subsidiary Guarantor to deliver to the Administrative Agent a joinder to the Subsidiary Guaranty and the Pledge Agreements (in each case in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions of thereof, such Subsidiary Guaranty to be accompanied by appropriate corporate resolutions, other corporate documentation and legal and joinder opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

                    (x)     Section 5.10 of the Credit Agreement is amended and restated in its entirety to read as follows:

SECTION 5.10. Pledge Agreements; Additional Collateral; Further Assurances.

          (a)          The Company will cause, and will cause each other Subsidiary qualifying as a Loan Party to cause, all of its owned personal property (whether tangible, intangible, or mixed but excluding Excluded Assets) to be subject at all times to first priority, perfected Liens in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02. Without limiting the generality of the foregoing, the Company will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Company or any other Subsidiary qualifying as a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Collateral Agent shall reasonably request. Notwithstanding the foregoing, no Foreign Subsidiary that is a Loan Party shall be required to grant such Liens in favor of the Collateral Agent until and unless so reasonably requested by the Collateral Agent but subject to the exclusion of Excluded Assets.

            (b)          Without limiting the foregoing, the Company will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including (i) amendments, restatements, supplements or other modifications to the Pledge Agreements entered into prior to the Amendment No. 2 Effective Date and (ii) the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Company.

            (c)          If any assets are acquired by a Loan Party after the Effective Date (other than Excluded Assets and assets constituting Collateral under a Pledge Agreement that automatically become subject to the Lien under such Pledge Agreement upon acquisition thereof), the Company will notify the Collateral Agent thereof, and, if requested by the Collateral Agent, the Company will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Company.

                    (y)        Section 6.01(b) of the Credit Agreement is amended to delete the phrase “date hereof” appearing therein and to replace such phrase with the phrase “Amendment No. 2 Effective Date”.

                    (z)        Section 6.01(e) of the Credit Agreement is amended to delete the amount “$15,000,000” appearing therein and to replace such amount with the amount “$10,000,000”;

                    (aa)      Section 6.01(f) of the Credit Agreement is restated as follows: (f) [Intentionally Omitted];

                    (bb)      Section 6.01(i) of the Credit Agreement is amended to add a semicolon to the end thereof.

                    (cc)      Section 6.01(j) of the Credit Agreement is changed to a new Section 6.01(k) of the Credit Agreement.

                    (dd)      Section 6.01 of the Credit Agreement is amended to add the following as a new clause (j) thereof:

                                (j)          Indebtedness under Permitted Pro Rata Secured Financings; and

                    (ee)      Section 6.02(a) of the Credit Agreement is amended to delete the phrase “the Pledge Agreements” appearing therein and to replace such phrase with the phrase “any Loan Document”.

                    (ff)       Section 6.02(f) of the Credit Agreement is restated as follows: (f) [Intentionally Omitted]; and

                    (gg)      Section 6.02(g) of the Credit Agreement is amended to delete the amount “$15,000,000” appearing therein and to replace such amount with the amount “$10,000,000”.

                    (hh)      Section 6.02 of the Credit Agreement is amended by adding the following sentence at the end thereof: “Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of their real properties or on assets located in Australia and Japan”.

                    (ii)       Section 6.03(iv) of the Credit Agreement is restated as follows: (iv) [Intentionally Omitted]

                    (jj)       Section 6.03(v)(E) of the Credit Agreement is amended to delete the reference to “10%” appearing therein and to replace such reference with “5%”.

                    (kk)     Section 6.04(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

            (b)          (i) investments by the Company existing on the date hereof in the capital stock of its Subsidiaries and (ii) other investments, capital contributions, loans, advances and book entries reflecting any of the foregoing by the Company in or to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary, in each case, in the case of this clause (ii), to the extent existing on the Amendment No. 2 Effective Date and set forth on Schedule 6.04(b)(ii) hereto or after the Amendment No. 2 Effective Date converted from such investment, capital contribution, loan, advance or book entry to another investment, capital contribution, loan, advance or book entry of like amount and involving the same entities;

                    (ll)       Section 6.04(c) of the Credit Agreement is amended and restated in its entirety to read as follows:

            (c)          investments, capital contributions, loans, advances or book entries reflecting any of the foregoing made by the Company in or to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary (provided that, in addition to the investments, capital contributions, loans, advances and book entries permitted by clause (b) above, not more than $50,000,000 in investments, loans or advances or capital contributions may be made and remain outstanding pursuant to this clause (c), during the term of this Agreement, by any Loan Party to a Subsidiary which is not a Loan Party);

                    (mm)   Section 6.04(f) of the Credit Agreement is amended to (i) add the phrase “capital contribution,” immediately following the phrase “any other investment,” appearing therein and (ii) delete the phrase “or advance” appearing therein and to replace such phrase with the phrase “, advance or book entries reflecting any of the foregoing”.

                    (nn)     Section 6.06(d) of the Credit Agreement is amended to (i) delete the phrase “2.50 to 1.00” appearing therein and to replace such phrase with the phrase “the Applicable Ratio (as described in the table below)”, (ii) delete the amount “$50,000,000” appearing therein and to replace such amount with the phrase “the Applicable Amount (corresponding to the Applicable Ratio, all as described in the table below)”, (iii) delete the period at the end thereof and to replace such period with a semicolon and

(iv) to add the following table and language at the end thereof:

Applicable Ratio	Applicable Amount
Less than 2.00 to 1.00	$40,000,000
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	$20,000,000
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	$15,000,000
Greater than or equal to 3.00 to 1.00	$12,000,000

          Notwithstanding the foregoing, in no event shall the Company be permitted to purchase, redeem, retire, acquire, cancel or terminate any shares of its outstanding common stock during the period beginning on the Amendment No. 2 Effective Date through and including December 31, 2009 other than as permitted under clauses (a) and (c) above.

                    (oo)    Clause (i) of the proviso appearing in Section 6.08 of the Credit Agreement is amended and restated in its entirety as follows:

          (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement, by the Permitted Pro Rata Secured Financings and (B) customary restrictions and conditions on then-market terms (for the applicable Indebtedness) imposed under the terms of any other Indebtedness permitted under clauses (e), (h), (i) or (j) of Section 6.01,

                    (pp)    Clause (iii) of the proviso appearing in Section 6.08 of the Credit Agreement is amended to delete the reference to “a Permitted Receivables Facility or” contained therein.

                    (qq)   Section 6.10(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

          (a)          Maximum Leverage Ratio. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters set forth below, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Maximum Leverage Ratio
December 31, 2008	3.50 to 1.00
March 31, 2009	3.50 to 1.00
June 30, 2009	4.00 to 1.00
September 30, 2009	5.50 to 1.00
December 31, 2009 and each fiscal quarter ending thereafter	3.50 to 1.00

                    (rr)     Section 6.10(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

          (b)          Minimum Interest Coverage Ratio. The Company will not permit the ratio, determined as of the end of each of its fiscal quarters set forth below, of (i) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter to (ii) Consolidated Interest Expense for such period, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Minimum Ratio
December 31, 2008	3.50 to 1.00
March 31, 2009	3.50 to 1.00
June 30, 2009	3.50 to 1.00
September 30, 2009	3.25 to 1.00
December 31, 2009 and each fiscal quarter ending thereafter	3.50 to 1.00

                    (ss)     Article VII of the Credit Agreement is amended to add the following as new clauses (n), (o) and (p) thereof:

(n) the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

          (o)          any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

          (p)          any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document;

                    (tt)     Article VII of the Credit Agreement is amended to delete the word “obligations” appearing immediately after the phrase “and all fees and other” appearing in clause (ii) of the second to last paragraph thereof and to replace such word with the word “Obligations”.

                    (uu)   Article VII of the Credit Agreement is amended to (i) delete the final paragraph thereof and (ii) add the following to the end thereof:

          Any proceeds of Collateral received by the Agents after an Event of Default has occurred and is continuing and the Agents so elect or the Required Lenders so direct, such funds shall be applied, subject to the terms of the Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents and the Issuing Bank from the Loan Parties, second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties, third, to pay interest then due and payable on the Loans ratably, fourth, on a ratable basis, to prepay principal on the Loans and unreimbursed LC Disbursements, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements to be held as cash collateral for such Obligations, to payment of any amounts owing with respect to Banking Services Obligations, Swap Obligations and the China Facility Guaranty Obligations, and fifth, to the payment of any other Obligation due to the Agents or any Lender by the Loan Parties. The Agents and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

          Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may, in accordance with the terms of the Intercreditor Agreement, exercise any rights and remedies provided to the Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

                    (vv)   Article VIII of the Credit Agreement is amended and restated in its entirety as set forth in Annex I attached hereto.

                    (ww) Clause (a)(ii) of Section 9.01 of the Credit Agreement is amended to add the phrase “or the Collateral Agent” immediately after the reference to “Administrative Agent” appearing therein.

                    (xx)   Clause (a) of Section 9.03 of the Credit Agreement is amended and restated in its entirety to read as follows:

          (a)          The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Agents, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Except as expressly otherwise set forth in Section 5.06, expenses being reimbursed by the Company under this Section include, without limiting the generality of the foregoing, reasonable costs and expenses incurred in connection with (x) appraisals and insurance reviews and (y) field examinations and the preparation of Reports based on the fees charged by a third party retained by either Agent or the reasonable internally allocated fees for each Person employed by either Agent with respect to each field examination. The Agents shall provide reasonably prompt statements for services to the Company.

                    (yy)   Clause (b) of Section 9.03 of the Credit Agreement is amended to delete the reference to “Administrative Agent” appearing therein and to replace such reference with “Agents”.

                    (zz)   Clause (c) of Section 9.03 of the Credit Agreement is amended and restated in its entirety as follows:

           (c)          To the extent that the Company fails to pay any amount required to be paid by it to any Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

                    (aaa)   Article IX of the Credit Agreement is amended to add the following as a new Section 9.14 thereto:

           SECTION 9.14. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

                    (bbb)  The Credit Agreement is amended to add a new Schedule 6.01 thereto as set forth in Annex II attached hereto.

                    (ccc)   The Credit Agreement is amended to add a new Schedule 6.04(b)(ii) thereto as set forth in Annex II attached hereto.

                    (ddd)  Exhibit H to the Credit Agreement is amended and restated in its entirety as set forth in Annex III attached hereto.

                    (eee)   The Credit Agreement is amended to add a new Exhibit I thereto as set forth in Annex IV attached hereto.

                    2.        Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that (a) the Administrative Agent shall have received counterparts of this Amendment duly executed by the Collateral Agent, the Company, the Required Lenders and the Administrative Agent and the Consent and Reaffirmation attached hereto duly executed by the Subsidiary Guarantors, (b) the Company shall have paid to the Administrative Agent, for the account of each Lender which delivers its executed signature page hereto by such time as is requested by the Administrative Agent, an amendment fee in an amount equal to 0.25% of such Lender’s Commitment, (c) the Company shall have paid all fees and expenses of the Administrative Agent and its affiliates (including, to the extent invoiced, reasonable attorneys’ fees and expenses) in connection with this Amendment and the other Loan Documents and (d) the Company and its Subsidiaries shall have delivered to the Administrative Agent and the Collateral Agent all Collateral Documents and related instruments and documents requested by the Administrative Agent and the Collateral Agent in connection with the effectiveness of this Amendment.

                    3.       Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

                    (a)       This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                    (b)       As of the date hereof and giving effect to the terms of this Amendment, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of the Company set forth in the Credit Agreement, as amended hereby, are true and correct as of the date hereof in all material respects.

                    4.        Reference to and Effect on the Credit Agreement.

                    (a)       Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

                    (b)       Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

                    (c)       The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

                    5.        Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

                    6.        Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

                    7.        Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

                    IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

TENNANT COMPANY,
as the Company

By:
Name:
Title:

TENNANT SCOTLAND LIMITED,
as a Foreign Subsidiary Borrower

By:
Name:
Title:

Signature Page to Amendment No. 2
Tennant Company
Credit Agreement dated as of June 19, 2007

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually as a Lender, as Swingline Lender, as Issuing Bank and as Administrative Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

Signature Page to Amendment No. 2
Tennant Company
Credit Agreement dated as of June 19, 2007

BANK OF AMERICA, N.A., individually as a Lender and as Co-Syndication Agent

By:
Name:
Title:

Signature Page to Amendment No. 2
Tennant Company
Credit Agreement dated as of June 19, 2007

BMO CAPITAL MARKETS FINANCING, INC., individually as a Lender and as Co-Documentation Agent

By:
Name:
Title:

Signature Page to Amendment No. 2
Tennant Company
Credit Agreement dated as of June 19, 2007

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender and as Co-Documentation Agent

By:
Name:
Title:

Signature Page to Amendment No. 2
Tennant Company
Credit Agreement dated as of June 19, 2007

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page to Amendment No. 2
Tennant Company
Credit Agreement dated as of June 19, 2007

CONSENT AND REAFFIRMATION

                    Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 2 to the Credit Agreement dated as of June 19, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Tennant Company (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto (together with the Company, the “Borrowers”), the financial institutions from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”), which Amendment No. 2 is dated as of March 4, 2009 (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the undersigned consents to the Amendment and reaffirms the terms and conditions of the Subsidiary Guaranty and any other Loan Document executed by it and acknowledges and agrees that such agreements and each and every such Loan Document executed by the undersigned in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.

Dated: March 4, 2009

[Signature Page Follows]

TENNANT SALES AND SERVICE COMPANY

By:
Name:
Title:

ANNEX I

ARTICLE VIII

The Administrative Agent and the Collateral Agent

                    Each of the Lenders (including the Holder of China Facility Guaranty Obligations) and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent hereunder and under each other Loan Document, and each of the Lenders and the Issuing Bank authorizes each of the Agents to enter into the Intercreditor Agreement, on behalf of such Lender and the Issuing Bank (each Lender and the Issuing Bank hereby agreeing to be bound by the terms of the Intercreditor Agreement, as if it were a party thereto) and to take such actions on its behalf, including execution of the other Loan Documents, and on behalf of the Secured Parties and to exercise such powers as are delegated to the Agents by the terms hereof and the terms of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

                    The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

                    No Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or as otherwise set forth in the Intercreditor Agreement, and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as either Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Company or a Lender, and neither shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document (other than the Intercreditor Agreement) or other instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral.

                    The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                    Either Agent may perform any and all its duties and exercise its rights and powers by or through any one or more subagents appointed by such Agent. The Agents and any such subagent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such subagent and to the Related Parties of the Agents and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

                    Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, with the approval of the Company (such approval not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

                    Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                    None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

                    In its capacity, the Collateral Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender and the Administrative Agent authorizes the Collateral Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Parties (other than the Collateral Agent) shall have the right individually to seek to realize upon the security granted by any Pledge Agreement, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Collateral Agent on behalf of the Secured Parties. The Lenders and the Administrative Agent hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (ii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Collateral Agent at any time, the Lenders and the Administrative Agent will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the Company to the Collateral Agent, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders and the Administrative Agent to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

                    In connection with a Foreign Subsidiary Borrower organized under the laws of England and Wales (a “UK Borrower”), each Lender (i) irrevocably appoints the Administrative Agent to act as syndicate manager under, and authorizes the Administrative Agent to operate, and take any action necessary or desirable under, the Provisional Treaty Relief scheme as described in the United Kingdom’s Inland Revenue Guidelines dated January 2003 and administered by the United Kingdom’s H.M. Revenue & Custom’s Centre for Non-Residents (the “PTR Scheme”) in connection with this Agreement, (ii) shall co-operate with the Administrative Agent in completing any procedural formalities necessary under the PTR Scheme, and shall promptly supply to the Administrative Agent such information as the Administrative Agent may request in connection with the operation of the PTR Scheme and (iii) without limiting the liability of any UK Borrower under this Agreement, shall, within 5 Business Days of demand, indemnify the Administrative Agent for any liability or loss incurred by the Administrative Agent as a result of the Administrative Agent acting as syndicate manager under the PTR Scheme in connection with such Lender’s participation in any Loan (except to the extent that the liability or loss arises directly from the Administrative Agent’s gross negligence or willful misconduct). Each UK Borrower acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and shall promptly supply to the Administrative Agent such information as the Administrative Agent may request in connection with the operation of the PTR Scheme and act in accordance with any provisional notice issued by the UK Inland Revenue under the PTR Scheme. The Administrative Agent agrees to provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the PTR Scheme in connection with any Loan to any UK Borrower. All parties hereto acknowledge that (i) the Administrative Agent is entitled to rely completely upon information provided to it in connection with this paragraph, (ii) is not obliged to undertake any enquiry into the accuracy of such information, nor into the taxation status of any Lender or, as the case may be, any UK Borrower providing such information and (iii) shall have no liability to any person for the accuracy of any information it submits in connection with this paragraph.

                    Each Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Secured Parties, hereby irrevocably constitute the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by each Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by any Borrower or any Subsidiary in connection with this Agreement, and agree that the Collateral Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by any Borrower or any Subsidiary and pledged in favor of the Secured Parties in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, National Association as Collateral Agent may acquire and be the holder of any bond issued by any Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Borrower or any Subsidiary).

                    The Collateral Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Secured Parties including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Collateral Agent in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Secured Obligations, and any payment to the Secured Parties in satisfaction of the Secured Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Collateral Agent is not effective until its rights under the Parallel Debt are assigned to the successor Collateral Agent.

                    The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Borrowers as will be further described in a separate German law governed parallel debt undertaking. The Collateral Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhaender) and (ii) administer and hold as fiduciary agent (Treuhaender) any pledge created under a German law governed Collateral Document which is created in favor of any Secured Party or transferred to any Secured Party due to its accessory nature (Akzessorietaet), in each case in its own name and for the account of the Secured Parties. Each Lender, on its own behalf and on behalf of its affiliated Secured Parties, hereby authorizes the Collateral Agent to enter as its agent in its name and on its behalf into any German law governed Collateral Document, to accept as its agent in its name and on its behalf any pledge under such Collateral Document and to agree to and execute as agent its in its name and on its behalf any amendments, supplements and other alterations to any such Collateral Document and to release any such Collateral Document and any pledge created under any such Collateral Document in accordance with the provisions herein and/or the provisions in any such Collateral Document.

                    No agreement shall amend, modify or otherwise affect the rights or duties of the Collateral Agent without the prior written consent of the Collateral Agent.